EXHIBIT 99.1

Puradyn Filter Technologies Announces 2015 Year End Audited Financial Results

Boynton Beach, FL – March 30, 2016 - Puradyn Filter Technologies Incorporated (OTCQB: PFTI), developer of bypass oil filtration systems that reduce oil-related maintenance costs while protecting high-value industrial engines, today reported audited financial results for the year ended December 31, 2015.

Puradyn’s 2015 net sales declined 37% to $1.97M in 2015 compared to 2014 due to a number of customers that have historically purchased larger product models, and continue to be negatively and directly impacted by the downturn in global oil prices. Domestic sales represented 87% of net revenues in each of 2015 and 2014; and in 2015 and 2014, international sales remained at 13% of the Company’s net sales.

Gross profit, as a percentage of sales, decreased from 36% for 2014 to 26% for 2015. The decrease is attributable to reduced sales. Selling and administration expense declined by 17% in 2015 compared to 2014, mostly due to decreases in patent expense and travel and marketing expense.

Reflecting the decrease in gross profit, Puradyn’s loss from operations increased to $1.2M in 2015 compared to $0.9M in 2014. Interest expense increased 17% in 2015 as compared to 2014 as a result of increased borrowings in 2015, with a weighted average interest rate of 2.56% in 2015 versus 2.43% in 2014. Puradyn recorded a net loss of $1.4M, or $(0.03) per basic share, in 2015 compared to a net loss of $1.2M, or $(0.02) per basic share, in 2014.

Kevin G. Kroger, President and COO commented: “The decline in our 2015 sales was due mainly to the downturn in global oil prices, which has had a far-reaching effect on the different industries we serve, whether directly oil-related or not. Many of our existing customers, as well as those interested in our product, have been reluctant to move forward with any new projects until oil prices begin to stabilize. However, in recent months we have seen renewed interest from both groups as oil prices began to trend upward. Proof of this has been demonstrated through increased order intake during the first quarter 2016.

“Recently, we announced the addition of a new global distributor, DistributionNOW (DNOW). DNOW’s dominance in the industries it serves has introduced us to many new customers, where, before, we were never able to gain an audience. These new introductions have quickly transformed into orders with the potential for future sales. DNOW has also been able to possibly expand our distribution network with the addition of its 300 locations worldwide, that provides our customers easier access to our product on a more timely and convenient basis.”

Kroger concluded: “The combination of a slow but steady settling of global oil prices coupled with rigorous attention paid by companies to operating efficiencies, plus our growing distribution network, lead us to remain cautiously optimistic as we enter 2016.”

About Puradyn Filter Technologies (www.puradyn.com)

Puradyn designs, manufactures and markets puraDYN® Oil Filtration Systems, the most effective bypass oil filtration products available for internal combustion engines, transmissions and hydraulic applications. Puradyn bypass filtration systems continuously clean lubricating oil and replenish base additives to maintain oil viscosity and safely and significantly extend oil change intervals and engine life. Effective for internal combustion engines, transmissions and hydraulic applications, Puradyn’s patented, environmentally-conscious solutions deliver rapid return on investment by reducing oil consumption, maintenance and overhaul costs and engine downtime, while also protecting high-value engine assets. Puradyn filtration systems have been deployed on thousands of engines around the world and were also selected by the US Department of Energy for a three-year study of the performance and cost benefits of bypass oil filtration.

Safe Harbor for Forward-Looking Statements:

Statements in this press release, which are not historical data, are forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, including but not limited to our history of losses and uncertainty that we will be able to continue as a going concern, our ability to generate net sales in an amount to pay our operating expenses, our need for additional financing and uncertainties related to our ability to obtain these funds, our reliance on sales to a limited number of customers, our dependence on a limited number of distributors, our ability to compete, our ability to protect our intellectual property, and the application of penny stock rules to the trading in our stock, among others which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These risk factors include but are not limited to those detailed in the company’s periodic filings with the SEC. Puradyn disclaims any responsibility to update any of the forward looking statements contained in this release.

PURADYN FILTER TECHNOLOGIES INCORPORATED
STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2015	2014

Net sales	$1,974,799	$3,112,636
Cost of sales	1,459,308	2,005,500
Gross profit	515,491	1,107,136

Costs and expenses:
Salaries and wages	897,247	1,090,329
Selling and administrative	769,648	922,536
Total Operating Costs	1,666,895	2,012,865

Loss from operations	(1,151,404)	(905,729)

Other (expense):
Interest expense	(294,686)	(251,131)
Total other expense	(294,686)	(251,131)

Provision for income taxes	—	—

Net loss	$(1,446,090)	$(1,156,860)

Basic and diluted loss per common share	$(.03)	$(.02)

Basic and diluted weighted average common shares Outstanding	48,683,135	48,809,135

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Company Contact:

Puradyn Filter Technologies, Inc.

Kathryn Morris

866 PURADYN (787 2396) or 561 547 9499

kmorris@puradyn.com